As filed with the Securities and Exchange Commission on   April 6,2000
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________


                             SCG Holding Corporation
             (Exact Name of Registrant as Specified in Its Charter)


            Delaware                                   36-3840979

       (State or Other Jurisdiction of       (I.R.S. Employer Identification
         Incorporation or Organization)                   Number)

                              5005 E. McDowell Road
                                Phoenix, AZ 85008
                                 (602) 244-6600

              (Address of Registrant's Principal Executive Offices)

                             SCG HOLDING CORPORATION
                         1999 FOUNDERS STOCK OPTION PLAN

                             SCG HOLDING CORPORATION
                            2000 STOCK INCENTIVE PLAN

                             SCG HOLDING CORPORATION
                        2000 EMPLOYEE STOCK PURCHASE PLAN

                            (Full Title of the Plans)
                             ______________________

                              George H. Cave, Esq.

                             SCG Holding Corporation
                              5005 E. McDowell Road
                                Phoenix, AZ 85008
                                  (602) 244-5226

                                 with a copy to:

                              Arthur H. Kohn, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                               New York, NY 10006

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
                             ______________________


                         CALCULATION OF REGISTRATION FEE

Title of each class of securities        Amount to be       Proposed        Proposed        Amount of
    to be registered                     registered (1)     maximum         maximum      registration
                                                            offering        aggregate          fee
                                                           price per     offering price
                                                           share (2)

Common Stock, par value $.01 per share   10,051,333 shares  $ 1.50       $ 15,077,000     $ 3,980.33
                                          6,025,334 shares  $18.00       $108,456,012     $28,632.39
Total                                    16,076,667 shares     --        $123,533,012     $32,612.72

(1) Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the SCG
     Holding Corporation 1999 Founders Stock Option Plan, the SCG Holding
     Corporation 2000 Stock Incentive Plan, and the SCG Holding Corporation 2000
     Employee Stock Purchase Plan, as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of SCG
     Holding Corporation. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the SCG Holding Corporation 2000 Employee Purchase Plan.



(2) With respect to 10,051,333 shares covered by options granted prior to the filing of this Registration Statement, calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act"), based on the price at which such options may be exercised. With respect to other option grants, estimated solely for the purposes of calculating the registration fee with respect to the 6,025,334 shares being registered hereby pursuant to Rule 457 under the Act.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, which previously have been filed by the Corporation with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

     (i) The prospectus of SCG Holding Corporation (the "Company"), dated February 7, 2000, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's Registration Statement on Form S-4 (Registration No. 333-90359) filed with the Commission on November 5, 1999, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto filed by the Registrant under the Securities Act with the Commission on January 11, 2000, January 27, 2000, and February 1, 2000, respectively;

     (ii) The Company's Current Reports on Form 8-K, filed with the Commission on February 25, 2000;

     (iii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by registration document referred to in (i) above.

     All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     The securities being offered hereby are shares of common stock, par value $.01 per share, of the Company. As of the date hereof, the charter of the Company authorized the Company to issue capital stock consisting of 300,000,000 shares of common stock, $.01 par value ("Common Stock"), and 100,000 shares of preferred stock which may be issued in multiple series, the terms, provisions and preferences of which may be designated from time to time by the Board of Directors of the Company.

     As of the date hereof, the Company had issued and outstanding 136,666,666 shares of Common Stock, and 2,090 shares of preferred stock. TPG Advisors II, Inc. indirectly controls TPG Semiconductor Holdings, LLC, which directly owns 124,999,433 shares of Common Stock and 1,500 shares of preferred stock.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, TPG and certain of its affiliates or partners may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company hereby will be, when issued and paid for in accordance with the terms of the 1999 Founders Stock Option Plan, the 2000 Stock Incentive Plan, and the 2000 Employee Stock Purchase Plan, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

     The Company and the holders of its Common Stock as of the date hereof have entered into a Stockholders' Agreement dated as of August 4, 1999 (the "Stockholders' Agreement"). Among other things, the Stockholders' Agreement (i) imposes certain restrictions on the transfer of shares of Common Stock and (ii) gives such holders registration rights under certain circumstances. Prior to the existence of a public market for the Common Stock, purchasers of shares of Common Stock offered hereby will also be required to enter into a management stockholders' agreement with the Company and TPG that (i) imposes substantial restrictions on the transfer of shares of Common Stock and (ii) gives the Company certain rights to purchase the Common Stock upon the termination of the employment with the Company and its affiliates of such purchaser.

Preferred Stock

     As of the date hereof, the Company has authorized one series of preferred stock. The Preferred Stock accumulates dividends at the rate of 12% per annum, which dividends will be payable in cash or additional shares of Preferred Stock, at the option of the Company, subject to availability of funds and the terms of its loan agreements, or through a corresponding increase in the liquidation value of such stock. The Preferred Stock has an initial liquidation preference of $100,000 per share.

     The preferred stock will be redeemed by the Company on the thirteenth anniversary of the issue date, and may be reduced by the Company under certain circumstances prior thereto, at a price equal to the liquidation preference thereof plus accumulated and unpaid dividends to the redemption date. In certain other circumstances, including the occurrence of a change of control of the Company, the Company will be required to redeem shares of preferred stock.

     Holders of Preferred Stock will not have any voting rights with respect thereto, except for such rights as are provided under applicable law.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Company's Amended and Restated Certificate of Incorporation provide that the Company shall, to the full extent permitted by Section 145 of the Deleware General Corporation Law ("DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. Title 8, Chapter 1, Subchapter IV, Section 145 of the DGCL provides as follows:

   INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

               (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

               (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

               (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

               (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Company maintains directors' and officers' liability insurance.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

          4.1  SCG Holding Corporation 1999 Founders Stock Option Plan

          4.2  SCG Holding Corporation 2000 Stock Incentive Plan

          4.3  SCG Holding Corporation 2000 Employee Stock Purchase Plan

          4.4 Amended and Restated Certificate of Incorporation of SCG Holding Corporation (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (No. 333-90359) and incorporated herein by reference)

          4.5 By-Laws of SCG Holding Corporation (filed as Exhibit 3.8 to the Company's Registration Statement on Form S-4 (No. 333-90359) and incorporated herein by reference)

          4.6 Stockholders' Agreement dated as of August 4, 1999 among SCG Holding Corporation, TPG Semiconductor Holdings, LLC and Motorola, Inc. (filed as Exhibit 99.5 to the Company's Registration Statement on Form S-4 (No. 333-90359) and incorporated herein by reference)

          5.1 Opinion of George H. Cave, Esq., regarding the validity of securities being registered

          23.1 Consent of KPMG LLP, Independent Auditors

          23.2 Consent of PricewaterhouseCoopers LLP, Independent
               Accountants

          23.3 Consent of George H. Cave, Esq. (included in Exhibit 5.1)

          24.1 Power of Attorney (included on signature page)

Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this day of April 6, 2000.

                                          SCG HOLDING CORPORATION


                                          By:/s/ Steven Hanson
                                             -----------------
                                             Steven Hanson, Chief Executive
                                             Officer and Member, Board of
                                             Directors


                                POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Steven Hanson, James Thorburn and Dario Sacomani, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on April 6, 2000.

       Signature                                              Title
       ---------                                              -----
 /s/ Steven Hanson
 -------------------------       President, Chief Executive Officer and Director
     Steven Hanson

/s/ Dario Sacomani
-------------------------        Senior Vice President, Chief Financial Officer
   Dario Sacomani                and Chief Accounting Officer

/s/ Curtis J. Crawford
-------------------------        Chairman of the Board of Directors
   Curtis J. Crawford

/s/ David Bonderman
-------------------------        Director
    David Bonderman

/s/ Richard W. Boyce
-------------------------        Director
   Richard W. Boyce

/s/ Justin T. Chang
-------------------------        Director
    Justin T. Chang

/s/ William A. Franke
-------------------------        Director
   William A. Franke

/s/ David M. Stanton
-------------------------        Director
   David M. Stanton

/s/ Jerome N. Gregoire
-------------------------        Director
  Jerome N. Gregoire

/s/ Albert Hugo-Martinez
-------------------------        Director
 Albert Hugo-Martinez

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Board of Directors of the Company have duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this day of April 6, 2000.

                               SCG HOLDING CORPORATION
                               2000 EMPLOYEE STOCK PURCHASE PLAN


                               By: /s/ Dario Sacomani
                                  ------------------------------------------
                                  Dario Sacomani, Senior Vice President, Chief
                                  Financial Officer and Chief Accounting Officer

                                  EXHIBIT INDEX

                                                                     Sequentially Numbered
Exhibit No.  Description                        Method of Filing          Page Location
---------------------------------------------------------------------------------------

4.1          SCG Holding Corporation            Filed herewith                 14
             1999 Founders Stock Option
             Plan with amendments

4.2          SCG Holding Corporation            Filed Herewith                 46
             2000 Stock Incentive Plan

4.3          SCG Holding Corporation            Filed herewith                 64
             2000 Employee Stock Purchase
             Plan

4.4          Amended and Restated               Filed as Exhibit 3.1 to        --
             Certificate of Incorporation       the Company's Registration
             of SCG Holding Corporation         Statement on Form S-4
                                                (No. 333-90359) and
                                                incorporated herein by
                                                reference

4.5          By-Laws of SCG Holding             Filed as Exhibit 3.8 to        --
             Corporation                        the Company's Registration
                                                Statement on Form S-4
                                                (No. 333-90359) and
                                                incorporated herein by
                                                reference

4.6         Stockholders' Agreement dated       Filed as Exhibit 99.5 to       --
            as of August 4, 1999 among SCG      the Company's Registration
            Holding Corporation,                Statement on Form S-4
            TPG Semiconductor Holdings,         (No. 333-90359) and incorporated
            LLC and Motorola, Inc.              herein by reference

5.1          Opinion of George H. Cave,         Filed herewith                 74
             Esq., regarding the validity
             of securities being registered

23.1         Consent of KPMG LLP,               Filed herewith                 75
             Independent Auditors

23.2         Consent of                         Filed herewith                 76
             PricewaterhouseCoopers
             LLP, Independent Accountants

23.3         Consent George H. Cave,            Filed herewith                 74
             Esq. (included in
             Exhibit 5.1)

24.1         Power of Attorney (included        Filed herewith                 11
             on signature page)
